Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PACIFIC CAPITAL MERGER SUB, INC.

PACIFIC CAPITAL MERGER SUB, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

1.	Article First of the Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

“FIRST. The name of the corporation is Pacific Capital Bancorp.”

2.	This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon and by the Board of Directors of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be executed by the undersigned as of December 30, 2010.

By:	/s/ Mark K. Olson
Mark K. Olson Chief Financial Officer

CERTIFICATE OF INCORPORATION

OF

PACIFIC CAPITAL MERGER SUB, INC.

a Delaware corporation

FIRST. The name of the corporation is Pacific Capital Merger Sub, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 51,000,000, of which 50,000,000 shares, par value of $0.001 per share, shall be designated as Common Stock and 1,000,000 shares, par value of $0.001 per share, shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;
(b)	the number of shares included in such series;
(c)	the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(d)	whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(e)	the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(f)	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(g)	the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(h)	whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and
(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights, if any, of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by the board of directors of the corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of common stock of the corporation and all other outstanding shares of stock of the corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted, with, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in this certificate of incorporation or the certificate of designations for the relevant series, holders of shares of common stock of the corporation, as such, shall not be entitled to vote on any amendment of this certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this certificate of incorporation or pursuant to the Delaware General Corporation Law as then in effect.

FIFTH. The name and mailing address of the incorporator is Christine M. Sontag, 20 East Carrillo Street, Santa Barbara, California 93101.

SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

EIGHTH: The books of the corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside the State of Delaware at such place or places as from time to time may be designated by the Board of Directors or in the bylaws of the corporation.

NINTH. (a) A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. If the General Corporation Law of the State of Delaware shall be amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

(b) The corporation is authorized to indemnify any person serving as director, officer, employee or agent of the corporation or any predecessor corporation, or is or was serving at the request of the corporation or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permissible under Delaware law.

(c) No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of any person that exists at the time of such amendment, modification or repeal.

TENTH. The corporation elects not to be governed by Section 203 of the Delaware General Corporation Code.

ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 6th day of December, 2010.

/s/ Christine M. Sontag

Christine M. Sontag